Exhibit 99.1

NEWS RELEASE

Bonanza Creek Energy Announces Leadership Changes and its 2017 Capital Program and

Production Guidance

DENVER, Colorado — June 12, 2017 /Globe Newswire/ — Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today announces that, in connection with leadership changes at the Company, Mr. Richard J. Carty has resigned as President and Chief Executive Officer and as a member of the Board of Directors and Mr. R. Seth Bullock has been appointed as Interim Chief Executive Officer. The Company also today announces that the Board of Directors has approved the Company’s 2017 capital program.

Bullock Appointed as Interim Chief Executive Officer Upon Resignation of Carty

Mr. Richard J. Carty has resigned as President and Chief Executive Officer of the Company and as a member of the Board of Directors.  Effective immediately, the Board of Directors has retained Mr. R. Seth Bullock, a managing director of Alvarez & Marshal, LLC (“A&M”), as Interim Chief Executive Officer.

Seth Bullock, age 43, is a Managing Director with A&M and has been with the firm since 2014.  Mr. Bullock brings over 20 years of experience in the energy industry.  Prior to joining A&M, Mr. Bullock worked with several restructuring and investment advisory firms.  Mr. Bullock earned a bachelor’s degree in Finance from Loyola University, New Orleans. Additionally, Mr. Bullock led A&M’s recent efforts in assisting the Company through its restructuring.

“On behalf of the Board of Directors, we are pleased to announce that we have retained Seth Bullock as Interim Chief Executive Officer to assist in the management transition and quickly deliver on our resumed drilling initiatives while working to strengthen our Company, drive cash flow and create value for our shareholders, employees and community. Seth brings exceptional expertise in areas of near-term focus for the Company, and we are excited to welcome him back at Bonanza Creek,” said Mr. Jack E. Vaughn, Chairman of Bonanza Creek. “On behalf of the Board of Directors, I would also like to wish Rich the best in his future endeavors. With the capital plan approved and transitional leadership in place, the Board will now focus on securing long-term leadership for the Company.”

2017 Capital Program and Production Guidance

The Board of Directors has approved the Company’s 2017 capital program of approximately $130 million.  Mr. Vaughn commented, “We are very pleased to recommence development activities with a 1-rig drilling and completion program that focuses on sustainable value creation for stockholders.  With the benefit of a debt-free balance sheet, liquidity of approximately $250 million, and improvements in well performance, the

Company is in an advantaged position to focus on profitable growth and productivity initiatives that drive competitive long-term field development returns in our core Wattenberg asset. Additionally, over $200 million of new equity was invested last month by our shareholders, signaling their confidence in our business.”

Bonanza Creek plans to commence its drilling and completion program around July 1, 2017. The plan will utilize one drilling rig in its Rockies program to drill approximately 24 wells, nine of which will be XRLs. In addition to the drilling program, the Company is in the process of completing its six drilled but uncompleted wells and expects to complete 18 of its new wells, totaling 24 completions for the year, five of which will be XRLs. From a geographical standpoint, Bonanza Creek’s operated development program for 2017 will focus primarily on its western legacy acreage and strategic appraisal of its southern (“French Lake”) acreage. The Company will also participate in non-operated wells in the Wattenberg, and invest in Mid-Continent recompletions. To support current and future development, Bonanza Creek has allocated approximately $25 million toward infrastructure and other items, which will include new gathering facilities in our Rocky Mountain Infrastructure, LLC (“RMI”) system, pumping unit installations, power and telemetry infrastructure, and key leasehold expansion. These investments will provide long-term value by minimizing surface infrastructure bottlenecks, reducing operating costs, and enhancing the Company’s leasehold position. The table below details the Company’s capital allocation and production guidance for 2017.

2017 Capital Program

Drilling and Completion
Rockies	$80
Mid-Continent	3
Non-Operated	23
Total Drilling and Completion	$106
Infrastructure/Other	24
Total Capital	$130

2017 Production Guidance

	Three Months Ended June 30, 2017	Twelve Months Ended December 31, 2017

Production (MBoe/d)	15.8 – 16.2	16.0 – 17.0

The Company expects its first drilled uncompleted wells to commence production in the third quarter and the remainder of its completion program to commence production in the fourth quarter. The Company expects its 2017 Rocky Mountain oil differentials to be $4.25 off of WTI pricing, per the terms of its previously announced renegotiated oil transportation agreement.

For the remainder of 2017, the Company will focus its efforts on initiatives aimed at maximizing project level economics and retaining and delineating the opportunity set in French Lake.  Due to the late commencement of the 2017 capital program, production contribution from this year’s drilling and completions will predominantly occur in 2018.

With regard to maximizing project economics, the Company will focus its entire 2017 program on enhancing well productivity by testing higher completion intensity and enhanced recovery flow back (ERF). The Company will test designs of up to 2,000 pounds of sand per lateral foot, stage spacing down to 100 feet, and other completions innovations.  In addition to these operated tests, the Company’s program contemplates participation in approximately 25 non-operated wells that will also test various enhanced completion designs. The information received from both the operated and non-operated programs in 2017 will be critical to understanding how to best develop our Wattenberg acreage in 2018 and beyond by maximizing NPV per section in various commodity price environments.

In an effort to retain and delineate its French Lake acreage, Bonanza Creek plans to drill eight and complete two XRLs in the French Lake area in 2017. Data received from these appraisal wells will be key to identifying the potential of this largely undeveloped portion of the Company’s acreage. In addition, these appraisal wells will both hold the French Lake acreage by production and will effectively eliminate expiry risk within the Company’s Wattenberg acreage position.

As field activity commences and new production comes online, the Company plans to re-initiate its commodity price hedging program to lock in a portion of its cash flows and protect project returns.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company’s reorganization; and updated 2017 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 16, 2017, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

James R. Edwards

Director - Investor Relations

720-440-6136

jedwards@bonanzacrk.com